                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Under Rule 14a-12

                                 MERCK & CO., INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

[LOGO] MERCK
       Merck & Co., Inc.


                    Notice of Annual Meeting of Stockholders

                                 April 25, 2000

                                    ----------------

      To the Stockholders:

        The Annual Meeting of Stockholders of Merck & Co., Inc. will be held on Tuesday, April 25, 2000, at 2:00 p.m., in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey, for the following purposes:

             . To elect one director for a term ending in 2001, one director for a term ending in 2002 and four directors for terms ending in 2003;

             . To consider and act upon a proposal to ratify the appointment of independent public accountants for 2000;

             . To consider and act upon a proposal to adopt the 2001 Incentive Stock Plan;

             . To consider and act upon a stockholder proposal concerning appointment of directors from outside the Company;

             . To consider and act upon a stockholder proposal concerning annual election of directors;

             . To consider and act upon a stockholder proposal concerning bonuses for management;

             . To consider and act upon a stockholder proposal concerning pharmaceutical pricing;

             . To consider and act upon a stockholder proposal concerning stock ownership of director candidates; and

             . To transact such other business as may properly come before the meeting and all adjournments thereof.

        Only stockholders of record at the close of business on March 3, 2000, the record date and time fixed by the Board of Directors, are entitled to notice of, and to vote at, said meeting. It is always important for you, as a stockholder, to exercise your right to vote.

        In order that your stock may be represented at the meeting if you are not personally present, you are urged to vote your shares by (1) a toll-free telephone call, (2) the Internet or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying addressed envelope. If you are voting by telephone or the Internet, follow the instructions on the attachment to the proxy card.

        Admission to the meeting will be by ticket only. The ticket attached to the proxy card will admit you and one guest to the meeting. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, you may request a ticket by writing to the Office of the Secretary, WS 3AB-05, Merck & Co., Inc., P.O. Box 100, Whitehouse Station, New Jersey 08889-0100. Evidence of your ownership, which you can obtain from your bank, broker, etc., must accompany your letter.

                                 By order of the Board of Directors,

                                          Celia A. Colbert
                                          Vice President, Secretary and
                                          Assistant General Counsel

      March 16, 2000

                               Merck & Co., Inc.
                                 P. O. Box 100
                   Whitehouse Station, New Jersey 08889-0100
                                (908) 423-1000

                                                                 March 16, 2000

                                Proxy Statement

                               ----------------

  This proxy statement is furnished to stockholders of Merck & Co., Inc. in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of the Company which will be held on Tuesday, April 25, 2000, in the Edward Nash Theatre at Raritan Valley Community College, Route 28 and Lamington Road, North Branch, New Jersey, and all adjournments thereof. The Company's Annual Report for 1999, including financial statements, and proxy statement and proxy/voting instruction card ("proxy card" or "proxy") are being mailed to stockholders beginning March 16, 2000.

  If a stockholder is a participant in the Merck Stock Investment Plan, the proxy card covers the shares in the account for that plan, as well as shares registered in the participant's name.

  However, the proxy card will not serve as a voting instruction card for the shares held for participants in the Merck & Co., Inc. Employee Savings and Security Plan, Merck & Co., Inc. Employee Stock Purchase and Savings Plan, Hubbard ISA LLC Employee Savings Plan, Merck-Medco Managed Care 401(k) Savings Plan, Merck Puerto Rico Employee Savings and Security Plan, Merck Frosst Canada Inc. Stock Purchase Plan and Merial 401(k) Savings Plan ("Merial Plan"). Instead, these participants will receive from the plan trustees separate voting instruction cards covering these shares. If voting instruction cards for the Merial Plan are not signed and returned, the plan trustee will vote the shares in the same proportion as it voted the shares for which voting instructions were received. Voting instruction cards for all other plans must be signed and returned or the shares will not be voted.

  Any proxy cards returned without specification will be voted as to each proposal in accordance with the recommendations of the Board of Directors.

  Stockholders of record can also vote their shares by telephone or the Internet. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that these instructions have been properly recorded. If your shares are held in the name of a bank or broker, the availability of telephone and Internet voting will depend on their voting processes; therefore, it is recommended that you follow the voting instructions on the form you receive. The Company has been advised by legal counsel that the procedures which have been put in place are consistent with the requirements of applicable law.

The Proxy

  Any person giving a proxy has the power to revoke it at any time before it is voted by submitting a later-dated proxy (including a proxy by telephone or the Internet) or by giving timely written notice to Celia A. Colbert, Vice President, Secretary and Assistant General Counsel of the Company.

  The Company will bear the costs of solicitation of proxies. Following the mailing of proxy soliciting material, proxies may also be solicited by directors, officers and regular employees of the Company in person, by telephone or by electronic means. The Company will also reimburse persons holding stock for others in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The Company will use the services of Morrow & Co., Inc., 445 Park Avenue, New York, New York 10022, to aid in the solicitation of proxies at an anticipated fee of $25,000 plus reasonable expenses.

Beneficial Ownership of Securities and Voting Rights

  On December 31, 1999, no individual, corporation or other entity was known by the Company to own beneficially more than five percent of the Company's outstanding Common Stock.

  There were outstanding and entitled to vote as of the record date, March 3, 2000, 2,316,574,249 shares of Common Stock of the Company. The holders of a majority in interest of all the stock of the Company entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum for the transaction of business.

  The holders of Common Stock are entitled to one vote per share but, in connection with the cumulative voting feature applicable to the election of directors, each stockholder is entitled to as many votes as shall equal the number of shares held by such person at the close of business on the record date, multiplied by the number of directors to be elected. A stockholder may cast all of such votes for a single nominee or may apportion such votes among any two or more nominees. For example, when six directors are to be elected, a holder of 100 shares may cast 600 votes for a single nominee, apportion 200 votes to each of three nominees or apportion 600 votes in any other manner by so noting in the space provided on the accompanying proxy card. The cumulative voting feature applicable to the election of directors is only available by voting the proxy card; it is not available by telephone or the Internet.

  A stockholder may withhold votes from any or all nominees. Except to the extent that a stockholder withholds votes from any or all nominees, the persons named in the proxy card, in their sole discretion, will vote such proxy for and, if necessary, exercise cumulative voting rights to secure the election of the nominees listed below as directors of the Company.

  In the event that any of the nominees becomes unavailable for election, which the Company does not expect, it is intended that, pursuant to the accompanying proxy, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

  The persons named in the accompanying proxy will vote such proxy in accordance with the specification made with respect to each of the other proposals or, if no specification is made, for the proposals to ratify the appointment of independent public accountants and to adopt the 2001 Incentive Stock Plan and against the stockholder proposals. A majority of the votes cast by holders of Common Stock is required for approval of these proposals. Abstentions and broker non-votes are not counted as votes cast on any matter to which they relate.

                           1. ELECTION OF DIRECTORS

  Six directors are to be elected at the meeting. One director is to be elected for the remaining year of a term expiring in 2001, one director is to be elected for the two remaining years of a term expiring in 2002 and four directors are to be elected for three-year terms expiring in 2003. The Board's nominees are Mr. Niall FitzGerald for a term expiring in 2001, Ms. Anne M. Tatlock for a term expiring in 2002 and Mr. Lawrence A. Bossidy, Dr. Johnnetta
B. Cole, Mr. William B. Harrison, Jr. and Dr. William N. Kelley for terms expiring in 2003. Mr. FitzGerald is a new candidate for election by stockholders at this Annual Meeting. Mr. Harrison and Ms. Tatlock were elected to the Board on December 21, 1999 and February 22, 2000, respectively, to serve until this Annual Meeting and to stand for election by stockholders at the meeting. All other candidates have previously been elected by stockholders. Sir Derek Birkin and Mr. Charles E. Exley, Jr. will retire from the Board at the Annual Meeting in accordance with the retirement policy for the Board of Directors. Dr. Carolyne K. Davis will retire from the Board at the Annual Meeting for health reasons. After the election of six directors at the Annual Meeting, the Company will have fourteen directors, including the eight continuing directors whose present terms extend beyond the meeting. Information on the nominees and continuing directors follows.

Name, Age and
  Year First      Business Experience and Other Directorships
Elected Director          or Significant Affiliations
----------------         -----------------------------

Nominees

For a term expiring in 2001

[PHOTO]         Chairman, Unilever PLC (foods and home and personal care)
                since September 1996; Vice-Chairman, Unilever PLC (1994 to
                1996); Vice-Chairman, Unilever NV (since September 1996)
    Niall
 FitzGerald     Director, Telefonaktiebolaget LM Ericsson and Leverhulme
   Age--54      Trust; Governor, National Institute of Economic and Social
                Research; Trustee, The Conference Board; Member, The Business
                Council, Council of British Executive Services Overseas, EU-
                China Business Council, Hong Kong-European Business Co-operation Committee, Trilateral Commission and World Economic
                Forum

For a term expiring in 2002

[PHOTO]         President (since 1994) and Chief Executive Officer (since
                September 1999), Fiduciary Trust Company International (global asset management services)
   Anne M.
   Tatlock      Director, Fiduciary Trust Company International, American
   Age--60      General Corporation and Fortune Brands, Inc.; Chairman,
    2000        Cultural Institutions Retirement Systems; President, American
                Ballet Theatre Foundation; Trustee, The Andrew W. Mellon
                Foundation, Teagle Foundation and Vassar College

For terms expiring in 2003

[PHOTO]         Chairman, Honeywell International Inc. (aerospace, home and industrial controls, specialty chemicals and transportation products) since December 1999; Chairman of the Board and Chief
                Executive Officer, AlliedSignal, Inc. (aerospace, automotive products and engineered materials technology) for more than five years
 Lawrence A.
   Bossidy      Director, Champion International Corporation and J.P. Morgan &
   Age--65      Co. Incorporated; Member, The Business Council and The
    1992        Business Roundtable



[PHOTO]         Presidential Distinguished Professor, Emory University since
                September 1998; President, Spelman College (1987 to June 1997)
Johnnetta B.
 Cole, Ph.D.    Director, Coca-Cola Enterprises; Trustee, Rockefeller
   Age--63      Foundation and Gallaudet University; Member, Council on
    1994        Foreign Relations and National Council of Negro Women; Fellow,
                American Anthropological Association

Name, Age and
  Year First      Business Experience and Other Directorships
Elected Director          or Significant Affiliations
----------------         -----------------------------

[PHOTO]         Chairman (since January 2000) and Chief Executive Officer
                (since June 1999), The Chase Manhattan Corporation and The
                Chase Manhattan Bank (financial services); President (June
                1999 to December 1999) and Vice Chairman (1991 to December
 William B.     1999), The Chase Manhattan Corporation and The Chase Manhattan
  Harrison,     Bank
     Jr.
   Age--56      Director, Dillard's Inc.
    1999


[PHOTO]         Professor of Medicine, Biochemistry and Biophysics, University
                of Pennsylvania School of Medicine since February 2000; Chief
                Executive Officer, University of Pennsylvania Health System,
 William N.     Dean of the School of Medicine and Executive Vice President,
Kelley, M.D.    University of Pennsylvania (1989 to February 2000)
   Age--60
    1992        Director, Beckman Coulter, Inc. and Philadelphia Orchestra
                Association; Trustee, Emory University; Fellow, American
                Academy of Arts and Sciences; Member, American Philosophical
                Society, Institute of Medicine of the National Academy of
                Sciences, Board of Managers of Wistar Institute; Master,
                American College of Physicians

Directors Whose Terms Expire in 2001

[PHOTO] President, The Andrew W. Mellon Foundation (philanthropic foundation) for more than five years

 William G.     Director, American Express Company; Member, Board of
Bowen, Ph.D.    Overseers, Teachers Insurance and Annuity Association of
   Age--66      America-College Retirement Equities Fund; Trustee, Denison
    1986        University


[PHOTO] Professor of Psychiatry, Meharry Medical College for more than five years

  Lloyd C.      Trustee, The Alfred P. Sloan Foundation
 Elam, M.D.
   Age--71
    1973

Name, Age and
  Year First      Business Experience and Other Directorships
Elected Director          or Significant Affiliations
----------------         -----------------------------

                President and Chief Executive Officer, Hewlett-Packard Company
                (computing and imaging products and services) since July 1999;
   [PHOTO]      Group President, Global Services Provider Business, Lucent
                Technologies Inc. (communications systems and technology)
 Carleton S.    (October 1997 to July 1999); President, Lucent Technologies
   Fiorina      Consumer Products (October 1996 to October 1997); Executive
   Age--45      Vice President, Corporate Operations, Lucent Technologies Inc.
    1999        (January 1996 to October 1996); President, North America
                Region of the Network Systems Group, AT&T (January 1995 to
                January 1996)

                Director, Hewlett-Packard Company and Kellogg Company


Directors Whose Terms Expire in 2002

                Retired (1995); Chairman of the Board and Chief Executive
                Officer, General Mills, Inc. (consumer foods and restaurants)
   [PHOTO]      for more than five years


 H. Brewster    Director, American Express Funds and Mayo Foundation; Member,
Atwater, Jr.    The Business Council
   Age--68
    1988


                Chairman of the Board (since November 1994), President and Chief Executive Officer (since June 1994) of the Company

   [PHOTO]
                Director, General Mills, Inc. and Public Service Enterprise
 Raymond V.     Group; Immediate Past Chairman, Pharmaceutical Research and
  Gilmartin     Manufacturers of America; Member, The Business Council and The
   Age--59      Business Roundtable
    1994


  [PHOTO]       Executive Vice President, Science and Technology and
                President, Merck Research Laboratories for more than five
  Edward M.     years
  Scolnick,
    M.D.
   Age--59      Member, National Academy of Sciences and its Institute of
    1997        Medicine

Name, Age and
  Year First      Business Experience and Other Directorships
Elected Director          or Significant Affiliations
----------------         -----------------------------

[PHOTO]         President (since April 1997) and Chief Executive Officer
                (since July 1996), Partners HealthCare System, Inc.;
  Samuel O.     President, Massachusetts General Hospital (May 1994 to April
 Thier, M.D.    1997)
   Age--62
    1994
                Director, Partners HealthCare System, Inc. and Charles River
                Laboratories, Inc.; Member, Institute of Medicine of the
                National Academy of Sciences; Fellow, American Academy of Arts and Sciences; Trustee, Brandeis University, Boston Museum of
                Science, Cornell University, The Commonwealth Fund and WGBH
                Public Television; Master, American College of Physicians


[PHOTO]         Retired (1995); Chairman of the Board, J.P. Morgan & Co.
                Incorporated and Morgan Guaranty Trust Company of New York
   Dennis       (banking and other financial services) for more than five
Weatherstone    years
   Age--69
    1988
                Director, General Motors Corporation, L'Air Liquide and
                Institute for International Economics; Independent Member of the Board of Banking Supervision of the Financial Services
                Authority, London; President, Royal College of Surgeons
                Foundation; Trustee, The Alfred P. Sloan Foundation; Member,
                The Business Council


Board Committees

  There are five standing committees of the Board of Directors: the Committee on Directors, the Finance Committee, the Executive Committee, the Audit Committee and the Compensation and Benefits Committee. Members of the individual committees are named below:

   Committee on                                                                Compensation and
     Directors          Finance           Executive             Audit              Benefits
   ------------         -------           ---------             -----          ----------------
  D. Birkin        H. B. Atwater, Jr. H. B. Atwater, Jr. D. Birkin           H. B. Atwater, Jr.(*)
  L. A. Bossidy    L. A. Bossidy      W. G. Bowen        C. K. Davis         L. A. Bossidy
  W. G. Bowen(*)   J. B. Cole         C. K. Davis        C. E. Exley, Jr.(*) W. G. Bowen
  W. N. Kelley     C. E. Exley, Jr.   L. C. Elam         C. S. Fiorina       J. B. Cole
  D. Weatherstone  D. Weatherstone(*) R. V. Gilmartin(*) W. B. Harrison, Jr. L. C. Elam
                                      S. O. Thier        W. N. Kelley
                                                         S. O. Thier

--------
(*) Chairman

  The Committee on Directors, consisting entirely of independent directors, considers and makes recommendations on matters related to the practices, policies and procedures of the Board. As part of its duties, the Committee assesses the size, structure and composition of the Board and Board committees, coordinates evaluation of Board performance and reviews Board compensation. The Committee also acts as a screening and nominating committee for candidates considered for election to the Board. In this capacity it concerns itself with the composition of the Board with respect to depth of experience, balance of professional interests, required expertise and other factors, and evaluates prospective nominees identified by the Committee on its own initiative or referred to it by other Board members, management, stockholders or external sources. Names of prospective candidates may be submitted to the Secretary of the Company for referral to the Committee. Any stockholder who wishes to make a nomination at an annual or special meeting for the election of directors must comply with procedures set forth in the Company's By-Laws.

  The Finance Committee, consisting entirely of independent directors, considers and makes recommendations on matters related to the financial affairs and policies of the Company, including capital structure issues, dividend policy, investment and debt policies, asset and portfolio management and financial transactions, as necessary.

  The Executive Committee acts for the Board of Directors when formal Board action is required between meetings in connection with matters already approved in principle by the full Board or to fulfill the formal duties of the Board.

  The Audit Committee, consisting entirely of independent directors, oversees the Company's financial reporting process and internal controls. The Committee consults with management, the internal auditors and the Company's independent auditors during the year on matters related to the annual audit, internal controls, the published financial statements and the accounting principles and auditing procedures being applied. It meets with the auditors after year-end to discuss the results of their examination. The Committee reviews management's evaluation of the auditors' independence, approves audit fees and non-audit services to ensure no compromise of auditor independence and submits to the Board of Directors its recommendations for the appointment of an audit firm for the upcoming year. It reviews the insurance program of the Company periodically and makes recommendations to the Board of Directors on insurance policy, and is also charged with monitoring compliance with the Foreign Corrupt Practices Act and the Company's policies on ethical business practices and reporting on the same to the Board of Directors annually.

  The Compensation and Benefits Committee, consisting entirely of independent directors, administers the Company's Executive Incentive Plan, Base Salary Deferral Plan, Deferral Program and stock option and incentive program and also appoints and monitors the Management Pension Investment Committee. The Committee consults generally with management on matters concerning executive compensation and on pension, savings and welfare benefit plans where Board or stockholder action is contemplated with respect to the adoption of or amendments to such plans. It makes recommendations to the Board of Directors on organization, succession and compensation generally, individual salary rates, supplemental compensation and special awards, the election of officers, consultantships and similar matters where Board approval is required.

Board and Board Committee Meetings

  In 1999, there were nine meetings held by the Board of Directors. Board committees met as follows during 1999: the Committee on Directors, six times; the Compensation and Benefits Committee, five times; the Audit Committee, four times; the Finance Committee, twice. No meetings of the Executive Committee were held in 1999. The average combined attendance for all Board and Committee meetings was 95%. All directors, except Carleton S. Fiorina, attended at least 75% of the meetings of the Board and of the Committees on which they served.

Compensation of Directors

  Each director who is not an employee of the Company is compensated for services as a director by an annual retainer of $45,000 and a meeting fee of $1,200 for each Board and Committee meeting attended. In addition, Chairmen of the Committee on Directors, the Finance Committee, the Audit Committee and the Compensation and Benefits Committee are compensated for such services by an annual retainer of $5,000. Those directors who are employees of the Company do not receive any compensation for their services as directors. The Company reimburses all directors for travel and other necessary business expenses incurred in the performance of their services for the Company.

  Under the Merck & Co., Inc. Plan for Deferred Payment of Directors' Compensation ("Plan for Deferred Payment of Directors' Compensation"), each director may elect to defer all or a portion of such compensation. Any amount so deferred is, at the director's election, valued as if invested in any of 18 investment measures, including the Company's Common Stock, and is payable in cash in installments or as a lump-sum on or after termination of services as a director. In addition, effective as of April 27, 1999, on the first Friday following the Annual Meeting of Stockholders, each director receives a credit to his/her Merck stock account of an amount equal to the value of one-third of the annual cash retainer.

  In 1996, the Retirement Plan for the Directors of Merck & Co., Inc. (the "Directors' Retirement Plan") (which excludes current or former employees of the Company) was discontinued for directors who join the Board after December 31, 1995. Directors at the time of the change were asked to elect to either continue to accrue benefits under the Directors' Retirement Plan or, in lieu of accruing benefits under the Directors' Retirement Plan, to receive additional compensation to be deferred in accordance with the terms of the Plan for Deferred Payment of Directors' Compensation. Only Sir Derek Birkin elected to continue to participate in the Directors' Retirement Plan. Upon his retirement from the Board on April 25, 2000, he will receive an annual retirement benefit of 80% of his last annual retainer. The benefit under the Directors' Retirement Plan is payable for the lifetime of the retired director. Eligible directors who elected not to accrue additional retirement benefits under the Directors' Retirement Plan will receive at retirement a pension benefit based on the amount of service accrued as of March 31, 1997. Such directors, and directors who joined the Board after December 1995 and through April 27, 1999, were credited annually with an additional $15,000 of compensation to be deferred under the Plan for Deferred Payment of Directors' Compensation. These additional annual compensation credits were discontinued effective April 30, 1999.

  Under the Non-Employee Directors Stock Option Plan adopted by stockholders in 1996 and amended in 1999, (the "1996 Non-Employee Directors Stock Option Plan"), directors (excluding those who are current or former employees of the Company) each receive options to purchase 5,000 shares of Common Stock every year on the first Friday following the Company's Annual Meeting of Stockholders. The options become exercisable five years from date of grant and expire ten years from date of grant. The exercise price of the options is the closing price of the Company's Common Stock on the date of grant as quoted on the composite tape of the New York Stock Exchange. The exercise price is payable in cash at the time the stock options are exercised. In addition, the 1996 Non-Employee Directors Stock Option Plan and the prior Non-Employee Directors Stock Option Plan allow directors under certain circumstances to transfer stock options to members of their immediate family, family partnerships and family trusts.

Security Ownership of Directors and Executive Officers

  Beneficial ownership of Common Stock of the Company as of December 31, 1999 by each director and nominee for director of the Company, each executive officer of the Company named in the Summary Compensation Table and by all directors, nominees and executive officers as a group is set forth below. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.

                                         Company Common Stock
                             --------------------------------------------------
                                                  Right to Acquire      Percent
                              Shares          Ownership Under Options     of
 Name of Beneficial Owner    Owned (a)       Exercisable Within 60 Days  Class
 ------------------------    ---------       -------------------------- -------
Raymond V. Gilmartin.......    243,280(b)(c)         1,360,000              *
H. Brewster Atwater, Jr. ..     34,498                  10,000              *
Derek Birkin...............      1,358                   4,000              *
Lawrence A. Bossidy........     33,888                   4,000              *
William G. Bowen...........     27,888(b)                2,000              *
Johnnetta B. Cole..........      5,529                     --               *
Carolyne K. Davis..........      9,132                     --               *
Lloyd C. Elam..............     48,970(c)                8,000              *
Charles E. Exley, Jr. .....     32,484                  10,000              *
Carleton S. Fiorina........      1,244                     --               *
Niall FitzGerald...........        --                      --               *
William B. Harrison, Jr. ..      1,481                     --               *
William N. Kelley..........     16,114                   4,000              *
Edward M. Scolnick.........    250,118(b)              381,200              *
Anne M. Tatlock............        911(c)(d)               --               *
Samuel O. Thier............      1,110(e)                  --               *
Dennis Weatherstone........     31,008                  10,000              *
David W. Anstice...........     61,227(b)              484,200              *
Judy C. Lewent.............    173,924                 517,200              *
Per G.H. Lofberg...........    172,028                 682,842              *
All Directors, Nominees and
 Executive Officers
 as a Group................  1,295,003(b)            4,465,442              *

--------

(a) Includes equivalent shares of Common Stock held by the Trustee of the Merck & Co., Inc. Employee Savings and Security Plan or by the Trustee of the Merck-Medco Managed Care 401(k) Savings Plan for the accounts of individuals as follows: Mr. Gilmartin--3,723 shares, Dr. Scolnick--3,538 shares, Mr. Anstice--3,665 shares, Ms. Lewent--5,116 shares, Mr. Lofberg-- 5,360 shares and all directors and executive officers as a group--58,792 shares. Also includes shares of phantom Common Stock held in the Plan for Deferred Payment of Directors' Compensation or in the Merck & Co., Inc. Deferral Program as follows: Mr. Gilmartin--62,712 shares, Mr. Atwater-- 31,498 shares, Sir Derek Birkin--214 shares, Mr. Bossidy--3,888 shares, Dr. Bowen--2,923 shares, Dr. Cole--5,069 shares, Dr. Davis--1,611 shares, Dr. Elam--33,470 shares, Mr. Exley--29,484 shares, Ms. Fiorina--1,026 shares, Mr. Harrison--81 shares, Dr. Kelley--14,414 shares, Dr. Thier-- 1,090 shares, Mr. Weatherstone--1,008 shares, Mr. Anstice--5,863 shares, Ms. Lewent--7,896 shares, Mr. Lofberg--9,456 shares and all directors and executive officers as a group--228,247 shares.

(b) Excludes shares of Common Stock held by family members in which beneficial ownership is disclaimed by the individuals as follows: Mr. Gilmartin-- 22,600 shares, Dr. Scolnick--28,000 shares, Mr. Anstice--528 shares and all directors and executive officers as a group--76,443 shares. Excludes 1,800 shares held by a trust of which Dr. Bowen is a trustee and in which he disclaims beneficial ownership. Excludes 23,335 shares beneficially held by a family limited partnership in a trust for the benefit of Mr. Gilmartin's family; Mr. Gilmartin disclaims beneficial ownership in the trust of which his spouse is a trustee.

(c) Includes shares of Common Stock as follows: 132,235 shares held by Mr. Gilmartin in a family limited partnership in which he shares voting and investment power, 1,320 shares held by Dr. Elam in a trust in which he and his spouse are trustees and beneficiaries and 511 shares held by Ms. Tatlock's spouse in which she shares voting and investment power.

(d) Ms. Tatlock is the investment manager for certain customer accounts at Fiduciary Trust Company International. Those accounts may, at times, hold shares of Merck Common Stock. However, Ms. Tatlock has divested all voting and/or investment power over any shares of Merck Common Stock held in those accounts and she disclaims beneficial ownership of any such shares.

(e) Prior to the end of 1998, under the policy of his employer, Dr. Thier was allowed to hold only a de minimis amount of stock in any vendor corporation.

(*) Less than one percent of the Company's outstanding shares of Common Stock.

                      Compensation and Benefits Committee
                        Report on Executive Compensation

  The Compensation and Benefits Committee of the Board (the "Committee") approves compensation objectives and policy for all employees and sets compensation for the Company's executive officers, including the individuals named in the Summary Compensation Table.

  The Committee is comprised entirely of independent outside directors.

Objectives and Policies

  The Committee seeks to ensure that:

  . rewards are closely linked to Company-wide, division, area, team and individual performance;

  . the interests of the Company's employees are aligned with those of its stockholders through potential stock ownership; and

  . compensation and benefits are set at levels that enable the Company to attract and retain the high-quality employees it needs.

  The Committee applies these objectives and policies through the broad and deep availability of performance-based cash incentive opportunities and stock option grants.

  Consistent with these objectives and in keeping with the long-term focus required for the Company's research-based pharmaceutical business, it is the policy of the Committee to make a high proportion of executive officer compensation dependent on long-term performance and on enhancing stockholder value.

  Executive officer compensation programs have both short-term and longer-term components. Short-term components include base salary and annual bonus awards under the stockholder-approved Executive Incentive Plan ("EIP"). Longer-term components include stock option grants under the stockholder-approved Incentive Stock Plan ("ISP"). Prior to 1995, awards of Performance Shares were made under the Strategic Performance Feature ("SPF"). Those awards provide for payment of stock or cash or a combination thereof at the end of five-year periods, the last of which ended in 1998. Payments in cash are equal to the market value on the payment date of the stock that the cash replaces. Payments are based on the Company's achievement of specified performance targets.

  The Company employs a formal system for developing measures of executive officer performance and for evaluating performance.

  Provided that other compensation objectives are met, it is the Committee's intention that executive compensation be deductible for federal income tax purposes.

Base Salary and Bonus

  Executive officer base salary and bonus awards are determined with reference to Company-wide, division, area, team and individual performance for the previous fiscal year, based on a wide range of measures that permit comparisons with competitors' performance and internal targets set before the start of each fiscal year and by comparison to the base salary and bonus award levels of executive officers of other leading healthcare companies.

  Performance measures for 1999 covered operational, strategic and human resources areas. The operational measures were earnings per share growth and sales growth compared to other leading healthcare companies (Abbott Laboratories, American Home Products, Bristol-Myers Squibb, Glaxo Wellcome, Johnson & Johnson, Eli Lilly, Pfizer, Pharmacia & Upjohn, Roche Holding, Schering-Plough, SmithKline Beecham and Warner-Lambert) and the change in the Company's return on operating assets versus the prior year. The strategic measures refer to the Company's communicated goal of being a top-tier growth company by continuing a strong commitment to research, achieving the full potential of managed pharmaceutical care, with particular reference to Merck-Medco, and preserving profitability through productivity in manufacturing. The human resources measures refer to teamwork, respect for the individual, flexibility and agility. These were assessed through a review of Company achievements in fostering a productive work environment and strengthening individual competencies so that the Company can attract, develop and retain employees with the skills, abilities and attitudes to meet business requirements now and in the future. The Company met its overall performance target in 1999. In addition to Company-wide measures of performance, the Committee considered those performance factors particular to each executive officer--i.e., the performance of the division or area for which such officer had management responsibility and individual managerial accomplishments.

  Base salary and bonus award comparisons were made within the healthcare industry using the following United States owned companies as comparisons:
Abbott Laboratories, American Home Products, Bristol-Myers Squibb, Johnson & Johnson, Eli Lilly, Pfizer, Pharmacia & Upjohn, Schering-Plough and Warner-Lambert. Generally, the base salary and bonus award practices of the non-United States owned companies cannot be meaningfully compared with those of the Company since their senior executive officers are based outside the United States and compensation practices differ. The Committee also considers broader industry information that it judges to be appropriate.

  The Committee judged that executive officer salary and bonus compensation for 1999 was consistent with the level of accomplishment and appropriately reflected Company performance, including earnings per share growth, sales growth, return on operating assets and strong progress in research, managed pharmaceutical care, manufacturing productivity and the management of human resources. The Committee relies heavily, but not exclusively, on these measures. It exercises subjective judgment and discretion in light of these measures and in view of the Company's compensation objectives and policies described above to determine base salaries, overall bonus funds and individual bonus awards.

Stock Options

  Within the total number of shares authorized by stockholders, the Committee aims to provide stock option grants broadly and deeply throughout the organization.

  Executive officer stock option grants are based on level of position and individual contribution. The Committee also considers stock option grants previously made and the aggregate of such grants. As with the determination of base salaries and bonus awards, the Committee exercises subjective judgment and discretion in view of the above criteria and its general policies. The Company's long-term performance ultimately determines compensation from stock options, since gains from stock option exercises are entirely dependent on the long-term growth of the Company's stock price.

  The Committee expects the CEO to hold 70% and the other executive officers named in the Summary Compensation Table to hold 60% of the shares which may be purchased from the gain on stock option exercise after deducting option price, taxes and transaction costs.

Strategic Performance Feature

  Awards

  No awards were made in 1999 consistent with the Committee's decision to discontinue the SPF in 1995 and to rely on stock option awards as the only long-term incentive. Since 1989, the SPF had allowed for the award of Performance Shares to executive officers based on the level of position. Awards made under the SPF were for five-year periods. Payments at the end of each period were dependent on Company performance. The last payment was made in 1999 for the 1994-1998 Award Period.

  Payments

  In 1999, payments were made for the 1994-1998 Award Period of the SPF. Payments for that period were made in cash or stock.

  For 1995-1998, the Committee considered earnings per share growth compared to a group of leading healthcare companies selected in 1995, return on assets against that same group and total stockholder return versus the Standard & Poor's 500 Index. The Company placed third for earnings per share growth, fourth for return on assets and in the top 80-89th percentile for total stockholder return. The group of leading healthcare companies consisted of companies in the Dow Jones Pharmaceutical Index--United States Owned Companies ("DJPI") during the applicable time period, other than the Company, and also included Abbott Laboratories, Glaxo Wellcome and SmithKline Beecham.

  For 1994, the Committee used the measures of net income growth versus a group of leading healthcare companies (as defined in the prior paragraph), return on assets against plan and total stockholder return versus the Standard & Poor's 500 Index. The Company placed fourth for net income growth, met its planned return on assets and placed in the top 80-89th percentile of the Standard & Poor's 500 companies for total stockholder return.

  Overall, the result was payment of 115.1% of target out of a possible payment range from zero to 175%. (See Summary Compensation Table.) The Committee considered the Company's performance under the measures described above and made individual payments using its subjective judgment and discretion.

Compensation of the Chief Executive Officer

  Base Salary and Bonus

  Mr. Gilmartin's base salary and bonus award for 1999 were determined with reference to the same measures used for all executive officers of the Company, including the Company performance measures of earnings per share and sales growth, return on operating assets and continuing strong progress in research, managed pharmaceutical care, manufacturing productivity and the management of human resources. The Company met its overall performance target in 1999. Effective March 1, 1999, Mr. Gilmartin's base salary was increased to $1,200,000 from $1,100,004. His last base salary increase was effective January 1, 1997. Mr. Gilmartin's bonus award was $1,500,000 for 1999, in comparison to $1,450,000 for 1998. The Committee exercised its subjective judgment and discretion in determining Mr. Gilmartin's base salary and bonus award for 1999.

  Stock Options

  The stock option grant to Mr. Gilmartin in 1999 was determined with reference to the same criteria used for all executive officers of the Company, as described in the "Stock Options" section above.

  Strategic Performance Feature

  Mr. Gilmartin was not eligible for any payment in 1999 under the SPF since he was not employed by the Company at the time the 1994-1998 SPF award was made.

Compensation Analyses and Reviews

  The Company periodically retains outside compensation and benefits consultants to compare base salary and incentive compensation programs for the Company's executive officers with those of other leading healthcare companies (including those in the DJPI) and leading industrial companies to ensure that they are appropriate to the Company's objectives. The Committee exercises judgment and discretion in the information it reviews and the analyses it considers.

                                         Compensation and Benefits Committee

                                              H. Brewster Atwater, Jr.
                                                      Chairman

                                           Lawrence A. Bossidy  William G. Bowen


                                           Johnnetta B. Cole    Lloyd C. Elam

                          Summary Compensation Table

                                   Annual Compensation                   Long-Term Compensation
                         --------------------------------------- ---------------------------------------
                                                                           Awards              Payouts
                                                                 --------------------------- -----------
                                                                               Securities
                                                    Other Annual Restricted    Underlying       LTIP      All Other
  Name and Principal            Salary     Bonus    Compensation   Stock    Options/SARs (a) Payouts (b) Compensation
       Position          Year    ($)        ($)         ($)      Awards ($)       (#)            ($)         ($)
-----------------------  ---- ---------- ---------- ------------ ---------- ---------------- ----------- ------------
Raymond V. Gilmartin     1999 $1,183,334 $1,500,000     --          --          400,000      $      --   $3,438,450(c)
 Chairman of the Board,  1998  1,100,004  1,450,000     --          --          350,000             --        7,200(d)
 President and Chief     1997  1,100,004  1,500,000     --          --          350,000             --        7,200(d)
 Executive Officer

Edward M. Scolnick       1999    759,334    825,000     --          --          185,000       1,419,744       3,600(d)
 Executive Vice          1998    724,004    815,000     --          --          200,000         864,510       3,600(d)
 President, Science and  1997    689,004    825,000     --          --          200,000         855,592       3,600(d)
 Technology and
 President, Merck
 Research Laboratories

David W. Anstice         1999    506,334    510,000     --          --          130,000         757,134       7,200(e)
 President, Human        1998    483,338    360,000     --          --          140,000         461,042      11,959(e)
 Health--The Americas    1997    456,508    450,000     --          --          180,000         440,288       9,557(e)

Judy C. Lewent           1999    500,840    505,000     --          --          160,000         757,134       7,200(d)
 Senior Vice President   1998    475,000    490,000     --          --          140,000         461,042       7,200(d)
 and Chief Financial     1997    443,334    500,000     --          --          140,000         366,998       7,200(d)
 Officer

Per G.H. Lofberg         1999    502,976    500,000     --          --          130,000             --        9,329(f)
 Chairman, Merck-        1998    455,778    490,000     --          --          140,000             --        8,632(f)
 Medco Managed Care,     1997    412,778    500,000     --          --          180,000             --        5,992(f)
 L.L.C.

--------

(a) No stock appreciation rights were granted to the executive officers named in the Summary Compensation Table.

(b) SPF payouts in 1999 were for services performed during the five-year award cycle 1994-1998; SPF payouts in 1998 were for services performed during the five-year award cycle 1993-1997; SPF payouts in 1997 were for services performed during the five-year award cycle 1992-1996.

(c) Includes Company contribution of $7,200 to the Merck & Co., Inc. Employee Savings and Security Plan and $3,431,250, which was the value of 50,000 shares of restricted stock held by Mr. Gilmartin at $68.625 per share (the closing price of the Company's Common Stock on June 16, 1999, the date on which the restricted stock vested).

(d) Company contribution to the Merck & Co., Inc. Employee Savings and Security Plan.

(e) Includes Company contributions to the Merck & Co., Inc. Employee Savings and Security Plan of $7,200 for each of 1999, 1998 and 1997 and imputed income for survivor income insurance of $4,759 and $2,357 for 1998 and 1997, respectively.

(f) Includes Company contributions to the Merck-Medco Managed Care 401(k) Savings Plan of $7,436, $6,040 and $3,400 for 1999, 1998 and 1997,
     respectively, and imputed income for survivor income insurance of $1,893 for 1999 and $2,592 for each of 1998 and 1997.

  The following table sets forth stock options granted in 1999 to each of the Company's executive officers named in the Summary Compensation Table and stock options granted to all employees as a group. The table also sets forth the hypothetical gains that would exist for the options at the end of their ten-year terms for the executive officers named in the Summary Compensation Table and for all employees as a group (assuming their options had ten-year terms) at assumed compound rates of stock appreciation of 5% and 10%. The actual future value of the options will depend on the market value of the Company's Common Stock. All option exercise prices are based on market price on the date of grant.

                     Option/SAR Grants In Last Fiscal Year

                                       Individual Grants(a)
                         ------------------------------------------------
                                             Percent
                                             of Total
                                 Number of  Options/
                                 Securities   SARs                            Potential Realizable Value
                                 Underlying  Granted                            at Assumed Annual Rates
                                  Options/     To     Exercise                of Stock Price Appreciation
                                    SARs    Employees or Base                     For Option Term(b)
                         Date of  Granted   in Fiscal  Price   Expiration --------------------------------------
          Name            Grant     (#)       Year     ($/Sh)     Date    0%($)     5%($)               10% ($)
          ----           ------- ---------- --------- -------- ---------- ----- --------------    --------------
Raymond V. Gilmartin.... 2/23/99    400,000    1.39%  $81.0625  2/22/09    --   $   20,391,908    $   51,677,099
Edward M. Scolnick...... 2/23/99    185,000    0.64%   81.0625  2/22/09    --        9,431,258        23,900,658
David W. Anstice........ 2/23/99    130,000    0.45%   81.0625  2/22/09    --        6,627,370        16,795,057
Judy C. Lewent.......... 2/23/99    160,000    0.55%   81.0625  2/22/09    --        8,156,763        20,670,840
Per G.H. Lofberg........ 2/23/99    130,000    0.45%   81.0625  2/22/09    --        6,627,370        16,795,057
All Employees as a
 Group..................   (c)   28,866,950  100.00%    (c)       (c)      --    1,453,429,020(d)  3,683,274,501(d)

                               ----------------

                                      0%          5%                 10%
                                      ---  -----------------  -----------------
Total potential stock price
 appreciation from February 23, 1999
 to February 22, 2009 for all
 stockholders at assumed rates of
 stock price appreciation(e)........   --   $118,735,825,791   $300,899,894,895
Potential actual realizable value of
 options granted to all employees,
 assuming ten-year option terms, as
 a percentage of total potential
 stock price appreciation from
 February 23, 1999 to February 22,
 2009 for all stockholders at
 assumed rates of stock price
 appreciation.......................   --        1.22%              1.22%

--------

(a) Options granted under the ISP to the Company's executive officers named in the Summary Compensation Table are first exercisable five years from date of grant and include a transferable stock option feature that allows the transfer of stock options to immediate family members, family partnerships and family trusts. The Company did not issue stock appreciation rights in 1999 to any of the executive officers named in the Summary Compensation Table.

(b) These amounts, based on assumed appreciation rates of 0% and the 5% and 10% rates prescribed by the Securities and Exchange Commission rules, are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(c) Options and stock appreciation rights were granted under the Company's stock option programs throughout 1999 with various vesting schedules and expiration dates through the year 2009. The average exercise price of all options granted to employees in 1999 is $80.0599.

(d) No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders.

(e) Based on a price of $81.0625 on February 23, 1999, and a total of 2,329,077,283 shares of Common Stock outstanding.

  The following table sets forth the number of shares acquired on exercise of stock options and the aggregate gains realized on exercise in 1999 by the Company's executive officers named in the Summary Compensation Table. The table also sets forth the number of shares covered by exercisable and unexercisable options held by such executives on December 31, 1999 and the aggregate gains that would have been realized had these options been exercised on December 31, 1999, even though these options were not exercised and the unexercisable options could not have been exercised on December 31, 1999.

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                                       Number of Securities    Value of Unexercised In-
                                                      Underlying Unexercised   The-Money Options/SARs at
                                            Value     Options/SARs at FY-End      Fiscal Year-End (b)
                         Shares Acquired  Realized              (#)                       ($)
                           On Exercise       (a)     ------------------------- -------------------------
          Name                 (#)           ($)     Exercisable Unexercisable Exercisable Unexercisable
          ----           --------------- ----------- ----------- ------------- ----------- -------------
Raymond V. Gilmartin....         --      $       --   1,000,000    1,760,000   $51,625,000  $28,933,325
Edward M. Scolnick......     220,000      12,787,500    181,200      985,000     8,810,650   17,864,333
David W. Anstice........         --              --     344,200      730,000    16,051,288   13,230,595
Judy C. Lewent..........      60,450       4,183,492    377,200      720,000    17,779,785   12,081,830
Per G.H. Lofberg........         --              --     542,842      730,000    28,577,967   13,230,595

--------

(a) Market value on the date of exercise of shares covered by options exercised, less option exercise price.

(b) Market value of shares covered by in-the-money options on December 31, 1999 less option exercise price. Options are in-the-money if the market value of the shares covered thereby is greater than the option exercise price.

  The Long-Term Incentive Plans--Awards in Last Fiscal Year table has been eliminated since no SPF Performance Share Awards, or other Long-Term Incentive Plan awards, were made by the Company in 1999.

Annual Benefits Payable Under Merck & Co., Inc. Retirement Plans

  Annual benefits payable under the Retirement Plan for Salaried Employees of Merck & Co., Inc. and the Merck & Co., Inc. Supplemental Retirement Plan are based on a formula which (i) multiplies (a) the participant's final average compensation (as defined in the plans) by (b) a multiplier of 2% for years of credited service (as defined in the plans) earned prior to July 1, 1995 and a multiplier of 1.6% for years of credited service earned after that date (total credited service not to exceed 35 years) and then (ii) subtracts 1.6% of the participant's Social Security benefits (not to exceed 50% of the primary Social Security benefit).

  The following tables set forth the estimated annual benefits payable using the 1.6% and 2% multipliers, respectively, under the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan at age 65 to persons in specified compensation and years-of-service classifications, based on a straight-life annuity form of retirement income and without regard to the Social Security offset. Annual benefits payable under the plans can be estimated by adding the years of service earned prior to July 1, 1995 (Table
2) to those which could be earned after that date (Table 1).

                              Pension Plan Tables

                             Table 1: 1.6% Formula

           Remuneration
   (Average Pension Compensation
          During Highest
   Five Consecutive Years in the                    Years of Service
       Last Ten Years Before        (Estimated Annual Retirement Benefits For Years
            Retirement)                   of Credited Service Shown Below)(a)
   -----------------------------   --------------------------------------------------
                                      15       20        25         30         35
                                   -------- -------- ---------- ---------- ----------
   $    800,000..............      $192,000 $256,000 $  320,000 $  384,000 $  448,000
      1,000,000..............       240,000  320,000    400,000    480,000    560,000
      1,200,000..............       288,000  384,000    480,000    576,000    672,000
      1,400,000..............       336,000  448,000    560,000    672,000    784,000
      1,600,000..............       384,000  512,000    640,000    768,000    896,000
      1,800,000..............       432,000  576,000    720,000    864,000  1,008,000
      2,000,000..............       480,000  640,000    800,000    960,000  1,120,000
      2,200,000..............       528,000  704,000    880,000  1,056,000  1,232,000
      2,400,000..............       576,000  768,000    960,000  1,152,000  1,344,000
      2,600,000..............       624,000  832,000  1,040,000  1,248,000  1,456,000
      2,800,000..............       672,000  896,000  1,120,000  1,344,000  1,568,000
      3,000,000..............       720,000  960,000  1,200,000  1,440,000  1,680,000

                            Table 2: 2% Formula(b)

              Remuneration
      (Average Pension Compensation
             During Highest                       Years of Service
      Five Consecutive Years in the     (Estimated Annual Retirement Benefits
          Last Ten Years Before                       For Years
               Retirement)               of Credited Service Shown Below)(a)
   ----------------------------------- ---------------------------------------
                                          10       15        20         25
                                       -------- -------- ---------- ----------
   $  800,000......................... $160,000 $240,000 $  320,000 $  400,000
    1,000,000.........................  200,000  300,000    400,000    500,000
    1,200,000.........................  240,000  360,000    480,000    600,000
    1,400,000.........................  280,000  420,000    560,000    700,000
    1,600,000.........................  320,000  480,000    640,000    800,000
    1,800,000.........................  360,000  540,000    720,000    900,000
    2,000,000.........................  400,000  600,000    800,000  1,000,000
    2,200,000.........................  440,000  660,000    880,000  1,100,000
    2,400,000.........................  480,000  720,000    960,000  1,200,000
    2,600,000.........................  520,000  780,000  1,040,000  1,300,000
    2,800,000.........................  560,000  840,000  1,120,000  1,400,000
    3,000,000.........................  600,000  900,000  1,200,000  1,500,000

--------
(a) Benefits shown above are exclusive of the Social Security offset provided for by the benefit formula.

(b) Credited service is shown for the years specified to approximate the actual years of credited service earned prior to July 1, 1995 (at the 2% multiplier) by the executive officers named in the Summary Compensation Table other than Mr. Gilmartin and Mr. Lofberg. Mr. Gilmartin earned 1.0 years prior to July 1, 1995. Mr. Lofberg does not participate in the Retirement Plan for Salaried Employees but participates in the Medco Cash Balance Retirement Plan described below.

  Years of actual credited service in the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan as of July 1, 1995 and December 31, 1999, respectively, are: Dr. Scolnick--13 years and 17.5 years; Mr. Anstice--20.5 years and 25 years; Ms. Lewent--15 years and 19.5 years. In addition, if these individuals retire from service with the Company at age 65 and with less than 35 years of actual credited service, pursuant to the enhanced pension provision of the Supplemental Retirement Plan applicable to bona fide executives, described in greater detail below, they will receive an additional month of credited service for each month of actual credited service prior to January 1, 1995 up to an aggregate total of 35 years of credited service. As of July 1, 1995 and December 31, 1999, Mr. Gilmartin had 1.0 and
5.5 years, respectively, of actual credited service in the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan and was credited with 28 years of credited service under the Supplemental Retirement Plan, as provided in and subject to the employment agreement described below.

  For purposes of the Retirement Plan for Salaried Employees and the Supplemental Retirement Plan, pension compensation for a particular year, as used for the calculation of retirement benefits, includes salaries and annual EIP bonus awards received during the year. Pension compensation for 1999 differs from compensation reported in the Summary Compensation Table in that pension compensation includes the annual EIP bonus awards received in 1999 for services in 1998 rather than the EIP bonus awards paid in 2000 for services in 1999. Pension compensation in 1999 was $2,633,334 for Mr. Gilmartin; $1,574,334 for Dr. Scolnick; $866,334 for Mr. Anstice and $990,840 for Ms. Lewent.

  The Supplemental Retirement Plan is an unfunded plan providing benefits to participants in certain retirement plans (the "primary plans") maintained by the Company and its subsidiaries as follows: (1) benefits not payable by the primary plans because of the limitations on benefits stipulated by the Internal Revenue Code, (2) benefits not payable by the primary plans because of the exclusion of deferred compensation from the benefit formulas of those plans ("supplemental benefit"), (3) a minimum annual aggregate benefit under this plan and the primary plans of $50,000 on a straight-life annuity basis for the incumbents at time of actual retirement in positions designated as bona fide executive or high policymaking under the Company's Corporate Policy on Executive Retirement (which includes all the named executive officers in the Summary Compensation Table), reduced in the event of retirement or death prior to normal retirement date and (4) for employees who, prior to January 1, 1995, occupied bona fide executive or high policymaking positions and who do not have 35 years of credited service, an enhanced benefit payable upon retirement from active service at age 65 (unless the Compensation and Benefits Committee of the Board consents to payment upon early retirement, death or disability prior to age 65). The enhanced benefit is an amount calculated under the benefit formula in the primary plan using one additional month of credited service for each month of credited service accrued prior to January 1, 1995, during, or prior to attainment of, the designated position (up to the 35-year total) less (i) the minimum benefit, where applicable, or the supplemental benefit, (ii) the primary plan benefit and (iii) any retirement benefit payable from a plan not sponsored by the Company. The Supplemental Retirement Plan was amended as of January 1, 1995 to eliminate prospectively the enhanced benefit except for certain grandfathered participants. In general, other terms and conditions of benefit payments are determined by reference to the provisions of the primary plans.

Annual Benefit Payable Under Medco Cash Balance Retirement Plan

  Mr. Lofberg participates in the Medco Cash Balance Retirement Plan, a defined benefit plan. His retirement income is determined in accordance with the following formula: for each calendar year ("Plan Year"), the accrued benefit of each participant who completes at least 1,000 hours of service in such Plan Year is increased by an amount equal to the sum of (i) 250/1535 of 1% of the participant's compensation, as defined in the Medco Cash Balance Retirement Plan, and (ii) the amount of credited interest calculated for such Plan Year on the basis of the participant's accrued benefit stated as a lump sum value as of January 1 of such Plan Year. A participant vests in 20% of such participant's accrued benefit after the completion of three years of service, with the remainder vesting 20% upon completion of each year of service thereafter. The estimated annual retirement income payable as a single life annuity commencing at normal retirement age for Mr. Lofberg is $27,492. The Medco Cash Balance Retirement Plan does not provide for an offset for Social Security benefits.

Compensation Committee Interlocks and Insider Participation

  H. Brewster Atwater, Jr., Lawrence A. Bossidy, William G. Bowen, Johnnetta
B. Cole and Lloyd C. Elam served on the Compensation and Benefits Committee during 1999. There were no Compensation and Benefits Committee interlocks or insider (employee) participation during 1999.

Employment Contracts and Arrangements

  From June 9, 1994 until October 31, 1999, Mr. Gilmartin served as President, Chief Executive Officer, Director and Chairman of the Board of Directors of the Company pursuant to an employment agreement (the "Agreement") with the Company. The Agreement terminated by its terms on October 31, 1999. Mr. Gilmartin continues to serve as President, Chief Executive Officer, Director and Chairman of the Board of Directors at the will of the Board.

  The Agreement provided that Mr. Gilmartin would be paid a base salary of $1.0 million per year (or such higher salary as the Board from time-to-time determined), and that he would be eligible for annual bonus awards under the Company's EIP or any successor plan.

  In recognition of the forfeiture by Mr. Gilmartin of common stock ownership rights provided by his previous employer, on June 16, 1994, Mr. Gilmartin was granted 50,000 shares of restricted Company Common Stock, which remained restricted until June 16, 1999. (The number of shares in this paragraph and the next has been adjusted to reflect the Company's 2-for-1 stock split on February 16, 1999.) When the restricted stock vested on June 16, 1999, $3,431,250--the value of 50,000 shares at $68.625 per share, the closing price of the Company's Common Stock on that date--was reported as income to Mr. Gilmartin. Under a Stock Purchase Agreement with the Company, Mr. Gilmartin sold 18,225 shares to the Company at $68.625 per share to pay applicable withholding taxes due upon vesting.

  In addition, Mr. Gilmartin was granted options under the Company's ISP to acquire 1,000,000 shares of the Company's Common Stock on June 16, 1994 and 360,000 shares on February 28, 1995 at the market price of the Company's Common Stock on the date of grant as determined under the ISP. Both grants became exercisable on the fifth anniversary of the date of grant and expire on the tenth anniversary of the date of grant. Subsequent annual stock option grants to Mr. Gilmartin have been determined by the Board of Directors.

  Mr. Gilmartin participates in the Retirement Plan for Salaried Employees of Merck & Co., Inc. and the Supplemental Retirement Plan. Pursuant to the Agreement, in determining benefits payable under the Supplemental Retirement Plan, Mr. Gilmartin's credited service will equal his credited service with the Company plus 28 years, and the percentage multiple used in the formula for benefit calculation will be 1.6%. Benefits payable under the Company plans will be net of retirement benefits payable by Mr. Gilmartin's previous employer.

  As of May 24, 1996, the Company and Per G. H. Lofberg entered into a letter agreement with respect to the terms of Mr. Lofberg's employment (the "Letter Agreement"). The Letter Agreement terminated, in most respects, Mr. Lofberg's employment agreement dated as of April 1, 1993, as amended on July 27, 1993. The Letter Agreement sets forth exercise periods post-termination for certain stock options that vested in 1996 and 1997 in the event that Mr. Lofberg's employment with the Company terminates after June 1, 1996. Any stock options granted by the Company to Mr. Lofberg after November 18, 1993 shall terminate upon the termination of Mr. Lofberg's employment if such stock options have not vested prior to the date of termination. Additionally, the Letter Agreement provides for the immediate forfeiture of all stock options in the event of a breach of certain covenants, including covenants addressing proprietary information and noncompetition.

Indebtedness of Management

  Dr. Roger M. Perlmutter, Executive Vice President, Worldwide Basic Research and Preclinical Development, who became an executive officer of the Company in July 1999, received a loan from the Company in connection with his relocation when he first joined the Company in 1997. During 1999, the largest aggregate amount outstanding under the loan was $205,000 and as of December 31, 1999, $150,000 was still outstanding. The loan from the Company is interest free.

Performance Graph

  The following graph compares the cumulative total stockholder return (stock price appreciation plus reinvested dividends) on the Company's Common Stock with the cumulative total return (including reinvested dividends) of the Dow Jones Pharmaceutical Index--United States Owned Companies ("DJPI") and the Standard & Poor's 500 Index ("S&P 500 Index") for the five years ending December 31, 1999. Amounts below have been rounded to the nearest dollar or percent.

               Comparison of Five-Year Cumulative Total Return*
      Merck & Co., Inc., Dow Jones Pharmaceutical Index and S&P 500 Index

                                                                Period 1999/1994
                                                                Value   CAGR**
                                                                ------ ---------
      Merck....................................................  $387      31%
      DJPI.....................................................   424      33
      S&P 500..................................................   351      29


                                 [LINE GRAPH]


------------------------------------------------------------------------
                1994      1995      1996      1997      1998      1999
------------------------------------------------------------------------
MERCK           100.00  176.370   218.610   296.250   418.330   387.180
------------------------------------------------------------------------
DJPI            100.00  163.722   205.703   319.563   475.224   423.858
------------------------------------------------------------------------
S&P 500         100.00  137.450   168.920   225.260   289.630   350.560
------------------------------------------------------------------------

--------
 * Assumes that the value of the investment in Company Common Stock and each index was $100 on December 31, 1994 and that all dividends were reinvested.
** Compound Annual Growth Rate.

       2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation of its Audit Committee, composed of independent members of the Board, has appointed Arthur Andersen LLP as independent public accountants of the Company with respect to its operations for the year 2000, subject to ratification by the holders of Common Stock of the Company. In taking this action, the members of the Board and the Audit Committee considered carefully Arthur Andersen LLP's performance for the Company in that capacity since its original retention in 1971, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Representatives of the firm will be present at the Annual Meeting to make a statement if they desire to do so and to answer appropriate questions that may be asked by stockholders.

  There will be presented at the Annual Meeting a proposal for the ratification of this appointment, which the Board of Directors believes is advisable and in the best interest of the stockholders. If the appointment of Arthur Andersen LLP is not ratified, the matter of the appointment of independent public accountants will be considered by the Board of Directors.

  The Board of Directors recommends a vote FOR this proposal.

                 3. ADOPTION OF THE 2001 INCENTIVE STOCK PLAN

  There will be presented to the meeting a proposal to adopt the 2001 Incentive Stock Plan (the "Plan"). The Plan will replace the 1996 Incentive Stock Plan which, by its terms, expires on December 31, 2000. The Board of Directors believes stock options and other stock-based incentives play an important role in retaining the services of outstanding personnel and in encouraging such employees to have a greater financial investment in the Company (although the Plan does not necessarily require them to hold for investment stock received under the Plan). The Board of Directors has approved the 2001 Incentive Stock Plan and directed that it be submitted to stockholders for approval.

  The proposed Plan is set forth in Exhibit A. Primary aspects of the proposed Plan are as follows:

General Information

  Plan Administration. The Plan is administered by the Compensation and Benefits Committee of the Board of Directors, which is comprised of non-employee directors, none of whom may receive any awards under the Plan (the "Committee"). The Committee establishes the terms and conditions of awards granted under the Plan, subject to certain limitations in the Plan. The Committee may delegate to the CEO or other executive officers of the Company certain authority under the Plan, including the authority to grant awards to eligible employees who are not officers subject to Section 16 of the Securities Exchange Act of 1934. There are approximately 69,800 individuals eligible to participate in the Plan.

  Eligible Employees. The Committee may grant incentive stock options under the Internal Revenue Code of 1986, nonqualified stock options, stock appreciation rights, performance share awards and restricted stock grants to regular employees of the Company, its subsidiaries, joint ventures, joint venture partners or affiliates who are designated by the Committee. No employee may receive grants under this Plan in any given year which, singly or in the aggregate, cover more than three million shares of Company Common Stock. Grants of Performance Share Awards and Restricted Stock are limited to six million shares in the aggregate during the term of the Plan.

  Shares Available. The aggregate number of shares of the Company's Common Stock that may be issued or transferred to grantees under the Plan shall not exceed 95 million shares plus shares authorized but unissued under the 1996 Incentive Stock Plan and the 1991 Incentive Stock Plan. Options may be granted under the 1996 Incentive Stock Plan until it expires on December 31, 2000; any outstanding options or other benefits under that plan may be exercised in accordance with the terms thereof. No further options or other benefits are to be granted under the 1991 Incentive Stock Plan; provided, however, that any outstanding options or other benefits under such plan may be exercised in accordance with the terms thereof. If there is a stock split, stock dividend or other relevant change affecting the Company's shares, appropriate adjustments will be made in the number of shares that may be issued or transferred in the future and in the number of shares and price of all outstanding grants made before such event. If shares under a grant are not issued or transferred, those shares would again be available for inclusion in future grants. Payment of cash in lieu of shares would be considered an issuance or transfer of the shares. On March 1, 2000, the closing price of the Company's Common Stock on the New York Stock Exchange was $60.0625.

Grants Under the Plan

  Stock Options. The Committee may grant options qualifying as incentive stock options under the Internal Revenue Code of 1986, other statutory stock options and nonqualified stock options. The term of an option shall be fixed by the Committee, but shall not exceed ten years. The option price shall not be less than the fair market value of the Company's Common Stock on the date of grant.

  Stock Appreciation Rights. The Committee may grant stock appreciation rights ("SARs") either singly or in combination with an underlying stock option under the Plan, the 1996 Incentive Stock Plan or the 1991 Incentive Stock Plan. The term of a SAR shall be fixed by the Committee. SARs entitle the grantee to receipt of the same economic value that would have been derived from exercise of an option. Payment may be made in cash, in shares or a combination of both at the discretion of the Committee. If a SAR granted in combination with an underlying stock option is exercised, the right under the underlying option to purchase shares would terminate.

  Performance Share Awards. The Committee may grant Performance Share Awards under which payment may be made in shares of the Company's Common Stock, a combination of shares and cash or cash if the performance of the Company or any subsidiary, division, affiliate or joint venture of the Company selected by the Committee meets certain goals established by the Committee during an award period. The Committee would determine the goals, the length of an award period, the maximum payment value of an award and the minimum performance required before a payment would be made. The Committee may revise the goals and the computation of payment at any time to account for unforeseen events which occur during an award period and which have a substantial effect on the performance of the Company, subsidiary or division. In order to receive payment, a grantee must remain in the employ of the Company until the completion of the award period, except that the Committee may provide complete or partial exceptions to that requirement as it deems equitable.

  Restricted Stock Grants. The Committee may also award shares under a Restricted Stock Grant. The grant would set forth a restriction period during which the grantee must remain in the employ of the Company in order to retain the shares under grant. If the grantee's employment terminates during the period, the grant would terminate and the grantee would be required to return the shares to the Company. However, the Committee may provide complete or partial exceptions to this requirement as it deems equitable. The grantee could not dispose of the shares prior to the expiration of the restriction period. During this period, the grantee would be entitled to vote the shares and, at the discretion of the Committee, receive dividends. Each certificate would bear a legend giving notice of the restrictions in the grant.

U.S. Federal Income Tax Consequences

  Following is an explanation of the U.S. federal income tax consequences for optionholders who are subject to tax in the United States.

  Stock Options. The grant of an incentive stock option or a nonqualified stock option would not result in income for the grantee or in a deduction for the Company.

  The exercise of a nonqualified stock option would result in ordinary income for the grantee and a deduction for the Company measured by the difference between the option price and the fair market value of the shares received at the time of exercise. Income tax withholding would be required.

  The exercise of an incentive stock option would not result in income for the grantee if the grantee (i) does not dispose of the shares within two years after the date of grant or one year after the transfer of shares upon exercise, and (ii) is an employee of the Company or a subsidiary of the Company from the date of grant and through and until three months before the exercise date. If these requirements are met, the basis of the shares upon later disposition would be the option price. Any gain will be taxed to the employee as long-term capital gain and the Company would not be entitled to a deduction. The excess of the market value on the exercise date over the option price is an item of tax preference, potentially subject to the alternative minimum tax.

  If the grantee disposes of the shares prior to the expiration of either of the holding periods, the grantee would recognize ordinary income and the Company would be entitled to a deduction equal to the lesser of the fair market value of the shares on the exercise date minus the option price or the amount realized on disposition minus the option price. Any gain in excess of the ordinary income portion would be taxable as long-term or short-term capital gain.

  SARs and Performance Share Awards. The grant of a SAR or a Performance Share Award would not result in income for the grantee or in a deduction for the Company. Upon the exercise of a SAR or the receipt of shares or cash under a Performance Share Award, the grantee would recognize ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares plus any cash received. Income tax withholding would be required.

  Restricted Stock Grants. The grant of Restricted Stock should not result in income for the grantee or in a deduction for the Company for federal income tax purposes, assuming the shares transferred are subject to restrictions resulting in a "substantial risk of forfeiture" as intended by the Company. If there are no such restrictions, the grantee would recognize ordinary income upon receipt of the shares. Dividends paid to the grantee while the stock remained subject to restriction would be treated as compensation for federal income tax purposes. At the time the restrictions lapse, the grantee would receive ordinary income and the Company would be entitled to a deduction measured by the fair market value of the shares at the time of lapse. Income tax withholding would be required.

Other Information

  Upon approval by the Company's stockholders, the Plan will be effective on January 1, 2001 and will terminate on December 31, 2003, unless terminated earlier by the Board of Directors or extended by the Board with the approval of the stockholders. The Board may amend the Plan as it deems advisable but, if the Securities Exchange Act of 1934 requires the Company to obtain stockholder approval, then such approval will be sought. No adjustments or reductions of the exercise price of options granted under the Plan shall be made, by cancellation of outstanding options and the subsequent regranting of options at a lower price, without stockholders' approval. Options are not assignable or transferable except for limited circumstances upon death, or pursuant to rules that may be adopted by the Committee. The Committee may establish rules and procedures to permit an optionholder to defer recognition of gain upon the exercise of a stock option.

  Employees who will participate in the Plan in the future and the amounts of their allotments are to be determined by the Committee subject to any restrictions outlined above. Since no such determinations have yet been made, it is not possible to state the terms of any individual options which may be issued under the Plan or the names or positions of, or respective amounts of the allotments to, any individuals who may participate.

  The Board of Directors recommends a vote FOR this proposal.

          4. STOCKHOLDER PROPOSAL CONCERNING APPOINTMENT OF DIRECTORS
                           FROM OUTSIDE THE COMPANY

  Mr. John P. Olsen, 1302 Sutton Place Drive, Palm Harbor, Florida 34683, owner of 871 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That all members of the Board of Directors be appointed from outside of Merck and its subsidiary companies. At the present time, the CEO and Executive VP are both members of the Board.

    "STOCKHOLDERS STATEMENT: I believe that election of all Board of Directors from outside the company (Merck and subsidiaries) would give a much higher degree of objectivity to the Board. It would be freer to review the overall performance of the company and to recommend changes in company management and operations if performance failed to meet predetermined standards. A Board of Directors made up of non-company (Merck and subsidiaries) members would be more accountable to shareholders than is a Board on which the two highest ranking Merck officers currently sit. A totally objective Board is particularly important in this day and age when competition to bring new drugs and drug-related products to the market-place, and, where failure to do so in a timely and expedient manner, can have a significant impact on company (Merck and subsidiaries) operations and its ability to satisfy shareholders."

Board of Directors' Statement in Opposition to the Resolution

  Merck has had a long tradition of having an independent Board consisting primarily of outsiders not employed by the Company. At the present time, the Merck Board of Directors consists of 16 members and only the Chief Executive Officer and Executive Vice President, Science and Technology, are members of the Board of Directors. The Executive Vice President, Science and Technology, is also President of the Merck Research Laboratories.

  The Company's Board of Directors is strengthened by the presence of these senior Merck officers, who provide strategic, operational and technical expertise and context for the matters considered by the Board. Recently, Business Week magazine conducted a survey of the best and worst boards in America. The Company's Board, which was ranked as the twelfth best in the country, was awarded the maximum score possible in the area of board independence.

  The Board believes that this proposal is not in the best interest of the Company or its stockholders.

  The Board of Directors recommends a vote AGAINST this proposal.

        5. STOCKHOLDER PROPOSAL CONCERNING ANNUAL ELECTION OF DIRECTORS

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue N.W., Suite 215, Washington, D.C. 20037, owner of 450 shares of Common Stock of the Company, has given notice that she intends to present for action at the Annual Meeting the following resolution:

    "RESOLVED: That the stockholders of Merck recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

    "REASONS: Until recently, directors of Merck were elected annually by all shareholders.

    "The great majority of New York Stock Exchange listed corporations elect all their directors each year.

    "This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board.

    "Last year the owners of 771,798,032 shares, representing approximately 50.1% of shares voting, voted FOR this proposal.

    "If you AGREE, please mark your proxy FOR this resolution."

Board of Directors' Statement in Opposition to the Resolution

  The Company currently has three classes of directors, with members of each class serving three-year terms. This system for electing directors was approved by the Board and adopted by the Company's stockholders in 1985 by an affirmative vote of 79%.

  Last year an identical proposal was considered by the stockholders and received the affirmative vote of 50.1% of the shares voting. That proposal was a recommendation that the Board take the necessary steps to reinstate the annual election of directors. The steps necessary to eliminate the classified board are adoption of an amendment to the Company's Certificate of Incorporation by the Board and then approval by the affirmative vote of 80% of the shares entitled to vote. After that recommendation was received, the Board of Directors carefully considered whether to take those steps. For the reasons noted below, the Board decided that it was not in the best interest of the Company or its stockholders to do so.

  The Board continues to believe that the staggered system of electing directors provides important benefits to the Company:

  . The staggered system helps assure continuity and stability of the Company's business strategies and policies. Since at least two annual meetings will be required to effect a change in control of the Board, a majority of directors at any given time will have prior experience as directors of the Company. This is particularly important to a research-based organization such as the Company, where product development often requires many years.

  . In the event of any unfriendly or unsolicited proposal to take over or restructure the Company, the staggered system would permit the Company time to negotiate with the sponsor, to consider alternative proposals and to assure that stockholder value is maximized.

  In addition, the Board believes that directors who are elected to three-year terms are just as accountable to stockholders as directors who are elected on an annual basis. The directors have fiduciary duties that do not depend on how often they are elected.

  The Board believes that this proposal is not in the best interest of the Company or its stockholders.

  The Board of Directors recommends a vote AGAINST this proposal.

           6. STOCKHOLDER PROPOSAL CONCERNING BONUSES FOR MANAGEMENT

  Mr. Robert D. Morse, 212 Highland Avenue, Moorestown, NJ 08057, whose shareholdings will be furnished by the Company promptly upon receiving an oral or written request from a stockholder addressed to the Secretary of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

    "I propose that the Officers and Directors consider the discontinuance of all bonuses immediately, and options, rights, SAR's, etc., after termination of any existing programs for top management. I must also include discontinuance request of "Severance Contracts', which overpay a person no longer satisfactory to the Company, just to leave!

    "This does not include any programs for employees.

    "REASONS: Management and Directors are compensated enough to buy on open market, just as You and I, if they are so motivated.

    "Management is already well paid with base pay, life insurance, retirement plans, paid vacations, free use of vehicles and other perks.

    "Options, rights, SAR's, are available elsewhere, and a higher offer would induce transfers, not necessarily "attain and hold' qualified persons.

    "Who writes the objections to my proposal? Is it not the same persons who nominate and pay the directors who in turn will provide Management these exorbitant extras above a good base salary? Shareowners should start reading and realizing that these persons are not providing them entertainment on an individual choice basis, as do athletes, movie stars, and similar able performers.

    " 'Align management with shareowners' is a repeated ploy or 'line' to lull us as to continually increasing their take of our assets. Do we get any options to purchase at previous [presumed] lower rates, expecting prices to increase?

    "After taxes, present base salaries are way above the $200,000.00 our President receives plus free lodging, and Management only looks after a Company, not the USA and some of the world problems. If they filled out a daily work or production sheet, what would it show?

    "Please vote 'YES' for this proposal."

Board of Directors' Statement in Opposition to the Resolution

  A substantially similar proposal was submitted by the same stockholder at the 1997 Annual Meeting of Stockholders and was soundly defeated. The Compensation and Benefits Committee of the Board, which is comprised entirely of independent directors, oversees the compensation policies of the Company. The Committee on Directors, which also is comprised entirely of independent directors, oversees the compensation of the Company's directors. The Committees believe that the use of stock options and, when appropriate, other equity-based incentives ("Incentives"), benefits the Company and its stockholders by better aligning employee and director interests with those of the Company's stockholders. The concurrence of stockholders in the use of this form of compensation was evidenced at the Company's 1995 and 1996 Annual Meetings where the stockholders overwhelmingly approved, respectively, the 1996 Incentive Stock Plan which broadened opportunities for the grant of Incentives and the 1996 Non-Employee Directors Stock Option Plan.

  Moreover, the compensation of the Company's executive officers is within a range of compensation offered by comparable companies. The Company periodically retains outside compensation and benefit consultants to ensure that its compensation and benefit programs are competitive with those of other leading healthcare and industrial companies.

  Elimination of Incentives and the payment of bonuses could adversely affect the Company's ability to attract, retain and motivate the highly qualified employees and board members necessary to achieve the Company's objectives. It would also remove a crucial element of flexibility in setting compensation and would place the Company at a competitive disadvantage.

  The Board believes that this proposal is not in the best interest of the Company or its stockholders.

  The Board of Directors recommends a vote AGAINST this proposal.

           7. STOCKHOLDER PROPOSAL CONCERNING PHARMACEUTICAL PRICING

  The Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233, owner of 200 shares of Common Stock of the Company, and 16 co-proponents, whose names, addresses and shareholdings will be furnished by the Company promptly upon receiving an oral or written request from a stockholder addressed to the Secretary of the Company, have given notice that they intend to present for action at the Annual Meeting the following resolution:

    "WHEREAS: Health Care Financing Administration data, based on five year figures through 1998, shows spending on prescription drugs rising 12% per year, more than double the 5.1% increase in national health expenditures;

    "A 1998 House Committee Report found that:

    -- Older Americans and other individuals (e.g., the uninsured and the underinsured) who buy prescription drugs in the retail market pay substantially more for drugs than drug manufacturers' 'favored customers' (federal government agencies and large HMO's);

    -- Pharmacies appear to have small mark-ups in prices in prescription drugs;

    "These higher prices are also borne by institutional health care facilities;

    "Drug prices are consistently higher in the US retail market than in other industrialized countries. Recent studies reveal that eight antidepressants and anti-psychotic drugs cost, on average, twice as much in the US as in European and other North American industrialized countries.

    "Our company has paid $19.5 million as part of a settlement of a class action law suit that accused several companies of using an unfair two-tiered system to price wholesale drugs;

    "RESOLVED: Shareholders request the Board of Directors to:

      1. Create and implement a policy of price restraint on pharmaceutical products for individual consumers and institutional purchasers, utilizing a combination of approaches to keep drug prices at reasonable levels.

      2. Report to shareholders by September, 2000 on changes in policies and pricing procedures for pharmaceutical products (withholding any competitive information, and at reasonable cost).

    "SUPPORTING STATEMENT: We suggest that the policy include a restraint on each individual drug and that it not be based on averages which can mask tremendous disparities: a low price increase for one compound and a high price increase for another; one price for a 'favored customer' (usually low) and another for the retail customer (usually high).

    "We understand the need for ongoing research and appreciate the role that our company has played in the development of new medicines. We are also aware that the cost of research is only one determinant for the final price of a drug. The manufacturing, selling, marketing and administrative costs often contribute far more to the price of a drug than research costs. Thus, we believe that price restraint can be achieved without sacrificing necessary research efforts."

Board of Directors' Statement in Opposition to the Resolution

  The price of a medicine, like that of other products resulting from research and creativity, is determined by the value of the knowledge it represents-- knowledge that prevents and cures disease and relieves suffering. Such knowledge does not come cheaply. The process is expensive, time-consuming and risky. Studies show that it can take nearly 15 years and cost nearly $500 million to bring a new drug to patients.

  For those in the United States who have prescription drug coverage, the emergence of powerful buyers through managed care organizations and health plans has intensified the competition in this market. The Company believes that we need to make sure that all Americans benefit from the free market and have access to the competitive pricing that comes with prescription drug coverage.

  For seniors in the United States, the Company supports adding an outpatient prescription drug benefit to a modernized and strengthened Medicare program. Beneficiaries should be able to choose among private-sector health plans that include prescription drug coverage. Recognizing that change may take time, in the interim we support federal legislation that would provide all seniors with access to affordable pharmaceutical coverage. With respect to individuals who are not eligible for coverage under Medicaid, state children's health programs or other initiatives, the problem of the lack of coverage affects all health services--not just drugs--and the issue needs to be addressed in this broader context. The Company is interested in participating in such a debate.

  Concerns about access to pharmaceuticals are best addressed by continuing the Company's commitment to leadership in advocating pharmaceutical insurance coverage based on competition and choice. In conclusion, the Board believes that the imposition of a restraint on pricing pharmaceutical products is unnecessary.

  The Board believes that this proposal is not in the best interest of the Company or its stockholders.

  The Board of Directors recommends a vote AGAINST this proposal.

              8. STOCKHOLDER PROPOSAL CONCERNING STOCK OWNERSHIP
                            OF DIRECTOR CANDIDATES

  Mr. Thomas O. Moloney III, 10510 West 131st Street, Overland Park, Kansas 66213-3610, owner of 694 shares of Common Stock of the Company, has given notice that he intends to present for action at the Annual Meeting the following resolution:

    "WHEREAS senior management already has the power to hire competent, insightful, and knowledgeable people to various positions within the corpo-ration;

    "WHEREAS in addition to those traits, a Director should also have a large position of ownership--to ensure his/her actions will be in the best interests of the corporation;

    "WHEREAS the Board of Directors are supposed to represent owners--not be the 'yes-men' of senior management;

    "WHEREAS packing the board with celebrities or friends who have few or no shares is at least unethical, if not illegal;

    "RESOLVED: Before a nominee can be considered for the Board of Directors, he/she must be the beneficial owner of at least 500 shares of the corporation."

Board of Directors' Statement in Opposition to the Resolution

  The Board believes in aligning the interests of the Company's directors with those of its stockholders and, in fact, has established a target ownership level of 5,000 shares for each of the Company's directors. However, the Board opposes the stockholder proposal because it makes ownership of 500 shares a condition of becoming a director. The Board believes that its approach is preferable since it allows directors five years to achieve the sizable investment of 5,000 shares that is set forth in its Policies of the Board.

  Mr. Moloney's proposal does not provide flexibility with respect to the timing of attaining his recommended share ownership nor does it recognize the different personal circumstances that could make it difficult or impossible for a director to achieve the proposed target. The Board's policy avoids these shortcomings, while also requiring a substantial investment in stock by those directors who are able to do so. The Board's approach facilitates the recruitment of directors of various backgrounds, thereby better aligning the interests of the Board with the Company's stockholders than the approach advocated by the proponent.

  The Board believes that this proposal is not in the best interest of the Company or its stockholders.

  The Board of Directors recommends a vote AGAINST this proposal.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company is not aware of any beneficial owner of more than ten percent of its Common Stock.

  Based solely upon a review of the copies of the forms furnished to the Company, or written representations from certain reporting persons that no Forms 5 were required, the Company believes that all filing requirements applicable to its officers and directors were complied with during the 1999 fiscal year except for an inadvertent reporting error in the initial holdings on Form 3 by Dr. Adel Mahmoud, President, Merck Vaccines, which was subsequently corrected by filing an amended Form 3, and the inadvertent failure to file a Form 4 by Mr. Peter E. Nugent, former Vice President, Controller, to report an acquisition of stock after his retirement from the Company, which was subsequently reported on Form 5 for 1999.

          DEADLINE FOR STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  If a shareholder notifies the Company after January 31, 2001 of an intent to present a proposal at the Company's 2001 Annual Meeting, the Company will have the right to exercise its discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in its proxy materials. Stockholder proposals to be presented at the 2001 Annual Meeting must be received by the Company on or before November 17, 2000 for inclusion in the proxy statement and proxy card relating to that meeting.

                                 OTHER MATTERS

  The Board of Directors is not aware of any other matters to come before the meeting. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

                                       Merck & Co., Inc.

March 16, 2000

                                                                      EXHIBIT A

                               MERCK & CO., INC.
                           2001 INCENTIVE STOCK PLAN
                          (Effective January 1, 2001)

  The 2001 Incentive Stock Plan ("ISP"), effective January 1, 2001, is established to encourage employees of Merck & Co., Inc. (the "Company"), its subsidiaries, its affiliates and its joint ventures to acquire Common Stock in the Company ("Common Stock"). It is believed that the ISP will stimulate employees' efforts on the Company's behalf, will tend to maintain and strengthen their desire to remain with the Company, will be in the interest of the Company and its Stockholders and will encourage such employees to have a greater personal financial investment in the Company through ownership of its Common Stock.

1. Incentives

  Incentives under the ISP may be granted in any one or a combination of (a) Incentive Stock Options (or other statutory stock options); (b) Nonqualified Stock Options; (c) Stock Appreciation Rights; (d) Restricted Stock Grants and
(e) Performance Shares (collectively "Incentives"). All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Compensation and Benefits Committee of the Board of Directors (the "Committee").

2. Eligibility

  Regular full-time and part-time employees of the Company, its subsidiaries, its affiliates and its joint ventures, including officers, whether or not directors of the Company, and employees of a joint venture partner or affiliate of the Company who provide services to the joint venture with such partner or affiliate, shall be eligible to participate in the ISP ("Eligible Employees") if designated by the Committee. Directors of the Company who are not regular employees are not eligible to participate in the ISP.

3. Administration

  The ISP shall be administered by the Committee. The Committee shall be responsible for the administration of the ISP including, without limitation, determining which Eligible Employees receive Incentives, what kind of Incentives are made under the ISP and for what number of shares, and the other terms and conditions of such Incentives. Determinations by the Committee under the ISP including, without limitation, determinations of the Eligible Employees, the form, amount and timing of Incentives, the terms and provisions of Incentives and the agreements evidencing Incentives, need not be uniform and may be made selectively among Eligible Employees who receive, or are eligible to receive, Incentives hereunder, whether or not such Eligible Employees are similarly situated.

  The Committee shall have the responsibility of construing and interpreting the ISP and of establishing and amending such rules and regulations as it may deem necessary or desirable for the proper administration of the ISP. Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the ISP and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon the Company, all Eligible Employees and any person claiming under or through any Eligible Employee.

  The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other senior member of management as the Committee deems appropriate; provided, however, that the Committee may not delegate its authority with regard to any matter or action affecting an officer subject to Section 16 of the Securities Exchange Act of 1934.

  For the purpose of this section and all subsequent sections, the ISP shall be deemed to include this plan and any comparable sub-plans established by subsidiaries which, in the aggregate, shall constitute one plan governed by the terms set forth herein.

4. Shares Available for Incentives

  (a) Shares Subject to Issuance or Transfer. Subject to adjustment as provided in Section 4(c) hereof, there is hereby reserved for issuance under the ISP 95 million shares of Common Stock. The shares available for granting awards shall be increased by the number of shares as to which options or other benefits granted under the ISP have lapsed, expired, terminated or been canceled. In addition, any shares reserved for issuance under the Company's 1996 Incentive Stock Plan and 1991 Incentive Stock Plan ("Prior Plans") in excess of the number of shares as to which options or other benefits have been awarded thereunder, plus any such shares as to which options or other benefits granted under the Prior Plans may lapse, expire, terminate or be canceled, shall also be reserved and available for issuance or reissuance under the ISP. Shares under this ISP may be delivered by the Company from its authorized but unissued shares of Common Stock or from Common Stock held in the Treasury.

  (b) Limit on an Individual's Incentives. In any given year, no Eligible Employee may receive Incentives covering more than three (3) million shares of the Company's Common Stock (such number of shares shall be adjusted in accordance with Section 4(c)).

  (c) Adjustment of Shares. In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or other similar change in the capital structure of the Company, then (i) the number of shares authorized for issuance under the ISP, and (ii) the number of shares subject to outstanding Incentives and, in the case of Stock Options, the option price, and in the case of stock appreciation rights, the fair market value, will be proportionately adjusted, provided that fractions of a share will be rounded down to the nearest whole share.

5. Stock Options

  The Committee may grant options qualifying as Incentive Stock Options under the Internal Revenue Code of 1986, as amended, or any successor code thereto (the "Code"), other statutory options under the Code and Nonqualified Options (collectively "Stock Options"). Such Stock Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

    (a) Option Price. The option price per share with respect to each Stock Option shall be determined by the Committee, but shall not be less than 100% of the fair market value of the Common Stock on the date the Stock Option is granted, as determined by the Committee.

    (b) Period of Option. The period of each Stock Option shall be fixed by the Committee, but shall not exceed ten (10) years.

    (c) Payment. No shares shall be issued until full payment of the option price has been made. The option prices may be paid in cash or, if the Committee determines, in shares of Common Stock or a combination of cash and shares. If the Committee approves the use of shares of Common Stock as a payment method, the Committee shall establish such conditions as it deems appropriate for the use of Common Stock to exercise a stock option. Stock options awarded under the ISP shall be exercised through the Company's broker-assisted stock option exercise program, provided such program is available at the time of the option exercise, or by such other means as the Committee may determine from time to time. The Committee may establish rules and procedures to permit an optionholder to defer recognition of gain upon the exercise of a stock option.

    (d) Exercise of Option. The Committee shall determine how and when shares covered by a Stock Option may be purchased. The Committee may establish waiting periods, the dates on which options become exercisable or "vested" and exercise periods, provided that in no event (including those specified in paragraphs (e), (f) and (g) of this section) shall any Stock Option be exercisable after its specified expiration period.

    (e) Termination of Employment. Upon the termination of a Stock Option grantee's employment (for any reason other than retirement, death or termination for deliberate, willful or gross misconduct), Stock Option privileges shall be limited to the shares which were immediately exercisable at the date of such termination. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the termination of a Stock Option grantee's employment may become exercisable in accordance with a schedule as may be determined by the Committee. Such Stock Option privileges shall expire unless exercised or surrendered under a Stock Appreciation Right within such period of time after the date of termination of employment as may be established by the Committee, but in no event later than the expiration date of the Stock Option.

    (f) Retirement. Upon retirement of a Stock Option grantee, Stock Option privileges shall apply to those shares immediately exercisable at the date of retirement. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the retirement of a Stock Option grantee may become exercisable in accordance with a schedule as may be determined by the Committee. Stock Option privileges shall expire unless exercised within such period of time as may be established by the Committee, but in no event later than the expiration date of the Stock Option.

    (g) Death. Upon the death of a Stock Option grantee, Stock Option privileges shall apply to those shares which were immediately exercisable at the time of death. The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the death of a Stock Option grantee may become exercisable in accordance with a schedule as may be determined by the Committee. Such privileges shall expire unless exercised by legal representative(s) within a period of time as determined by the Committee, but in no event later than the expiration date of the Stock Option.

    (h) Termination due to Misconduct. If a Stock Option grantee's employment is terminated for deliberate, willful or gross misconduct, as determined by the Company, all rights under the Stock Option shall expire upon receipt of the notice of such termination.

    (i) Limits on Incentive Stock Options. Except as may otherwise be permitted by the Code, the Committee shall not grant to an Eligible Employee Incentive Stock Options that, in the aggregate, are first exercisable during any one calendar year to the extent that the aggregate fair market value of the Common Stock, at the time the Incentive Stock Options are granted, exceeds $100,000, or such other amount as the Internal Revenue Service may decide from time to time.

6. Stock Appreciation Rights

  The Committee may, in its discretion, grant a right to receive the appreciation in the fair market value of shares of Common Stock ("Stock Appreciation Right") either singly or in combination with an underlying Stock Option granted hereunder or under the Prior Plans. Such Stock Appreciation Rights shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

    (a) Time and Period of Grant. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, it may be granted at the time of the Stock Option grant or at any time thereafter but prior to the expiration of the Stock Option grant. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, at the time the Stock Appreciation Right is granted the Committee may limit the exercise period for such Stock Appreciation Right, before and after which period no Stock Appreciation Right shall attach to the underlying Stock Option. In no event shall the exercise period for a Stock Appreciation Right granted with respect to an underlying Stock Option exceed the exercise period for such Stock Option. If a Stock Appreciation Right is granted without an underlying Stock Option, the period for exercise of the Stock Appreciation Right shall be set by the Committee.

    (b) Value of Stock Appreciation Right. If a Stock Appreciation Right is granted with respect to an underlying Stock Option, the grantee will be entitled to surrender the Stock Option which is then exercisable and receive in exchange therefor an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender is received by the Company over the Stock Option price multiplied by the number of shares covered by the Stock Option which is surrendered. If a Stock Appreciation Right is granted without an underlying Stock Option, the grantee will receive upon exercise of the Stock Appreciation Right an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender such Stock Appreciation Right is received by the Company over the fair market value of the Common Stock on the date of grant multiplied by the number of shares covered by the grant of the Stock Appreciation Right.

    (c) Payment of Stock Appreciation Right. Payment of a Stock Appreciation Right shall be in the form of shares of Common Stock, cash or any combination of shares and cash. The form of payment upon exercise of such a right shall be determined by the Committee either at the time of grant of the Stock Appreciation Right or at the time of exercise of the Stock Appreciation Right.

7. Performance Share Awards

  The Committee may grant awards under which payment may be made in shares of Common Stock, cash or any combination of shares and cash if the performance of the Company or any subsidiary, division, affiliate or joint venture of the Company selected by the Committee during the Award Period meets certain goals established by the Committee ("Performance Share Awards"). Such Performance Share Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

    (a) Award Period and Performance Goals. The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made ("Award Period"). The Committee shall also establish performance objectives ("Performance Goals") to be met by the Company, subsidiary, division or joint venture during the Award Period as a condition to payment of the Performance Share Award. The Performance Goals may include earnings per share, return on stockholders' equity, return on assets, net income or any other financial or other measurement established by the Committee. The Performance Goals may include minimum and optimum objectives or a single set of objectives.

    (b) Payment of Performance Share Awards. The Committee shall establish the method of calculating the amount of payment to be made under a Performance Share Award if the Performance Goals are met, including the fixing of a maximum payment. The Performance Share Award shall be expressed in terms of shares of Common Stock and referred to as "Performance Shares." After the completion of an Award Period, the performance of the Company, subsidiary, division or joint venture shall be measured against the Performance Goals, and the Committee shall determine whether all, none or any portion of a Performance Share Award shall be paid. The Committee, in its discretion, may elect to make payment in shares of Common Stock, cash or a combination of shares and cash. Any cash payment shall be based on the fair market value of Performance Shares on, or as soon as practicable prior to, the date of payment.

    (c) Revision of Performance Goals. At any time prior to the end of an Award Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company, subsidiary, division or joint venture and which, in the judgment of the Committee, make the application of the Performance Goals unfair unless a revision is made.

    (d) Requirement of Employment. A grantee of a Performance Share Award must remain in the employ of the Company until the completion of the Award Period in order to be entitled to payment under the Performance Share Award; provided that the Committee may, in its discretion, provide for a full or partial payment where such an exception is deemed equitable.

    (e) Dividends. The Committee may, in its discretion, at the time of the granting of a Performance Share Award, provide that any dividends declared on the Common Stock during the Award Period, and which would have been paid with respect to Performance Shares had they been owned by a grantee, be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and used to increase the number of Performance Shares of the grantee.

    (f) Limit on Performance Share Awards. Incentives granted as Performance Share Awards under this section and Restricted Stock Grants under Section 8 shall not exceed, in the aggregate, six (6) million shares of Common Stock (such number of shares shall be adjusted in accordance with Section 4(c)).

8. Restricted Stock Grants

  The Committee may award shares of Common Stock to a grantee, which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe ("Restricted Stock Grant"):

    (a) Requirement of Employment. A grantee of a Restricted Stock Grant must remain in the employment of the Company during a period designated by the Committee ("Restriction Period") in order to retain the shares under the Restricted Stock Grant. If the grantee leaves the employment of the Company prior to the end of the Restriction Period, the Restricted Stock Grant shall terminate and the shares of Common Stock shall be returned immediately to the Company provided that the Committee may, at the time of the grant, provide for the employment restriction to lapse with respect to a portion or portions of the Restricted Stock Grant at different times during the Restriction Period. The Committee may, in its discretion, also provide for such complete or partial exceptions to the employment restriction as it deems equitable.

    (b) Restrictions on Transfer and Legend on Stock Certificates. During the Restriction Period, the grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock. Each certificate for shares of Common Stock issued hereunder shall contain a legend giving appropriate notice of the restrictions in the grant.

    (c) Escrow Agreement. The Committee may require the grantee to enter into an escrow agreement providing that the certificates representing the Restricted Stock Grant will remain in the physical custody of an escrow holder until all restrictions are removed or expire.

    (d) Lapse of Restrictions. All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the Restriction Period if the conditions as to employment set forth above have been met. The grantee shall then be entitled to have the legend removed from the certificates.

    (e) Dividends. The Committee shall, in its discretion, at the time of the Restricted Stock Grant, provide that any dividends declared on the Common Stock during the Restriction Period shall either be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and paid to the grantee only after the expiration of the Restriction Period.

    (f) Limit on Restricted Stock Grant. Incentives granted as Restricted Stock Grants under this section and Performance Share Awards under Section 7 shall not exceed, in the aggregate, six (6) million shares of Common Stock (such number of shares shall be adjusted in accordance with Section 4(c)).

9. Transferability

  Each Incentive Stock Option granted under the ISP shall not be transferable other than by will or the laws of descent and distribution; each other Incentive granted under the ISP will not be transferable or assignable by the recipient, and may not be made subject to execution, attachment or similar procedures, other than by will or the laws of descent and distribution or as determined by the Committee in accordance with regulations promulgated under the Securities Exchange Act of 1934, or any other applicable law or regulation.

10. Discontinuance or Amendment of the Plan

  The Board of Directors may discontinue the ISP at any time and may from time to time amend or revise the terms of the ISP as permitted by applicable statutes, except that it may not revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Board amend the ISP without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or any other requirement of applicable law or regulation. Unless approved by the Company's stockholders, no adjustments or reduction of the exercise price of any outstanding Incentives shall be made by cancellation of outstanding Incentives and the subsequent regranting of Incentives at a lower price to the same individual. No Incentive shall be granted under the ISP after December 31, 2003, but Incentives granted theretofore may extend beyond that date.

11. No Right of Employment or Participation

  The ISP and the Incentives granted hereunder shall not confer upon any Eligible Employee the right to continued employment with the Company, its subsidiaries, its affiliates or its joint ventures or affect in any way the right of such entities to terminate the employment of an Eligible Employee at any time and for any reason. No individual shall have a right to be granted an Incentive, or having been granted an Incentive, to receive any future Incentives.

12. No Limitation on Compensation

  Nothing in the ISP shall be construed to limit the right of the Company to establish other plans or to pay compensation to its employees, in cash or property, in a manner which is not expressly authorized under the ISP.

13. No Impact on Benefits

  Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Incentive shall be treated as compensation for purposes of calculating an employee's right under any such plan, policy or program.

14. No Constraint on Corporate Action

  Nothing in the ISP shall be construed (i) to limit, impair or otherwise affect the Company's right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) except as provided in Section 10, to limit the right or power of the Company or any subsidiary to take any action which such entity deems to be necessary or appropriate.

15. Withholding Taxes

  The Company shall be entitled to deduct from any payment under the ISP, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Eligible Employee to pay to it such tax prior to and as a condition of the making of such payment. In accordance with any applicable administrative guidelines it establishes, the Committee may allow an Eligible Employee to pay the amount of taxes required by law to be withheld from an Incentive by withholding from any payment of Common Stock due as a result of such Incentive, or by permitting the Eligible Employee to deliver to the Company, shares of Common Stock having a fair market value, as determined by the Committee, equal to the amount of such required withholding taxes.

16. Governing Law

  The ISP, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.

                                 [LOGO] MERCK
                                        Merck & Co., Inc.

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                                                       TELEPHONE/INTERNET VOTING
                                                      --------------------------



\/ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR BY INTERNET \/

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         The Board of Directors recommends a vote FOR Items 1, 2 and 3.


1. Election of Directors - The Board of Directors recommends a vote FOR the nominees listed below:
Nominees:  01 - Niall FitzGerald*                      02 - Anne M. Tatlock**
           03 - Lawrence A. Bossidy***                 04 - Johnnetta B. Cole, Ph.D.***
           05 - William B. Harrison, Jr.***            06 - William N. Kelley, M.D.***

           *Term expiring 2001     **Term expiring 2002     ***Term expiring 2003


         FOR all                WITHHOLD AUTHORITY
     nominees listed       to vote for all nominees listed       EXCEPTIONS

         [   ]                       [   ]                          [   ]

To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.

Exceptions ________________________________________________________________

To cumulate votes as to a particular nominee(s) as explained in the Proxy
Statement, indicate the name(s) and the number of votes to be given to such nominee(s).

Cumulate _________________________________________________________________


                                                           FOR     AGAINST    ABSTAIN

2. Ratification of the Appointment of Independent          [  ]      [  ]       [  ]
   Public Accountants

3. Adoption of the 2001 Incentive Stock Plan               [  ]      [  ]       [  ]


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The Board of Directors recommends a vote AGAINST Items 4, 5, 6, 7 and 8.

4. Stockholder Proposal Concerning Appointment of          [  ]      [  ]       [  ]
   Directors from Outside the Company

5. Stockholder Proposal Concerning Annual Election         [  ]      [  ]       [  ]
   of Directors

6. Stockholder Proposal Concerning Bonuses for             [  ]      [  ]       [  ]
   Management

7. Stockholder Proposal Concerning Pharmaceutical          [  ]      [  ]       [  ]
   Pricing

8. Stockholder Proposal Concerning Stock                   [  ]      [  ]       [  ]
   Ownership of Director Candidates


                                   Proxy Card

        I do not wish to receive an Annual Report for this account at this address. [ ]

I plan to attend the Annual Meeting. [ ]

I would like to access future Proxy Statements and Annual Reports electronically. [ ]


Please sign exactly as name or names appear on this Proxy Card. When signing as attorney, executor, administrator, trustee, custodian or guardian, give full title. If there is more than one named stockholder, all should sign unless evidence of authority to sign on behalf of others is attached.

 Dated: _______________________________________________________________________

 ------------------------------------------------------------------------------
                            Signature of Stockholder

 ------------------------------------------------------------------------------
                            Signature of Stockholder



    Please complete, sign, date and return the Proxy Card promptly using the enclosed envelope.

[LOGO] MERCK                    ADMISSION TICKET
                         Annual Meeting of Stockholders
                       Tuesday, April 25, 2000, 2:00 p.m.
             Edward Nash Theatre, Raritan Valley Community College
             Route 28 and Lamington Road, North Branch, New Jersey


                            [ROAD MAP APPEARS HERE]


Follow Raritan Valley Community College signs at Exit 26 of Route 78 and on Route 22 in North Branch. Enter Raritan Valley Community College at Lamington Road entrance. Proceed to Parking Lot 5 which is reserved for Merck stockholders. A continuous shuttle bus service from the parking lot to the theatre will be available.

           This ticket admits the named Stockholder(s) and one guest.


--------------------------------------------------------------------------------


[LOGO] MERCK

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints RAYMOND V. GILMARTIN, KENNETH C. FRAZIER and CELIA A. COLBERT as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote ALL of the stock of MERCK & CO., INC. standing in the name of the undersigned at the ANNUAL MEETING OF STOCKHOLDERS to be held on April 25, 2000, and at all adjournments thereof, upon the matters set forth on the reverse side, as designated (including the power to vote cumulatively in the election of directors), and upon such other matters as may properly come before the meeting. This card also provides voting instructions for shares held for the account of the undersigned in the Merck Stock Investment Plan, as described in the Proxy Statement. Any prior proxy or voting instructions are hereby revoked.

The shares represented by this proxy will be voted as directed by the stockholder. If no specification is made, the shares will be voted FOR proposals 1, 2 and 3 and AGAINST proposals 4, 5, 6, 7 and 8.

          (Continued, and to be signed and dated on the reverse side.)